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                                                                    EXHIBIT 3.33




CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

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FIRST: The name of this Corporation is PROPERTIES OF THE WEST, INC.

SECOND: Its Registered Office in the State of Delaware is to be located at 32 Loockerman Square,

Suite L-100     Street, in the City of Dover

County of Kent            Zip Code 19901       The Registered Agent in charge

thereof  is The Prentice-Hall Corporation System, Inc.


THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total authorized capital stock of this corporation is

1,000 shares of common stock at .01 per share     Dollars ($          ) divided

into                       shares, of             Dollars ($          ) each.

FIFTH: The name and mailing address of the incorporator are as follows:

                  Name PATRICK E. RONDEAU

                  Mailing Address    5295 Town Center Road
                                     Boca Raton, FL              Zip Code 33486

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 28th day of February, A.D. 1995.

                                                  /s/ Patrick E. Rondeau
                                                  ---------------------------
                                                  Incorporator